Exhibit 99.1
Capri Holdings Limited Reports Second Quarter Fiscal 2027 Results
Revenue, Operating Income and Earnings Per Share Exceed Expectations
Company Increases Full Year Outlook
London — October 30, 2026 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the second quarter of Fiscal 2027 ended September 26, 2026.
Second Quarter Fiscal 2027 Highlights from Continuing Operations
•Revenue decreased 5.5% on a reported basis and 4.9% in constant currency
•Operating margin was 1.2%; adjusted operating margin was 3.8%
•Earnings per share were $0.25; adjusted earnings per share were $0.42
John D. Idol, the Company's Chairman and Chief Executive Officer, said, "We are encouraged by the momentum building at both Michael Kors and Jimmy Choo. Throughout the second quarter, trends improved sequentially each month across both of our luxury houses, reflecting the actions we have taken to sharpen our product assortments, elevate brand desirability and strengthen consumer engagement. We are pleased with the progress we are seeing and believe these initiatives are beginning to position our brands for sustainable growth."
Mr. Idol continued, "Looking ahead, we continue to expect total company revenue to return to growth in the second half of fiscal 2027, supported by exciting new collections, increased marketing investments and our focus on elevating the consumer experience. As these efforts continue to gain traction, we remain confident in our ability to deliver sustainable growth and create meaningful value for shareholders over time."

Second Quarter Fiscal 2027 Results
Financial Results and Non-GAAP Reconciliation
The Company's results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
As previously disclosed, on April 10, 2025, the Company and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby Prada agreed to acquire certain subsidiaries of the Company which operate the Company’s Versace business. As a result, the Company classified the results of operations and cash flows of its Versace business as discontinued operations in its consolidated financial statements for all periods presented. The related assets and liabilities associated with the discontinued operations were classified as held for sale in the consolidated balance sheets as of September 27, 2025. On December 2, 2025, the Company completed the sale of its Versace business. Unless otherwise noted, the discussion below, including analysis of financial condition and results of operations, relates only to continuing operations.
Overview of Capri Holdings Second Quarter Fiscal 2027 Results
•Total revenue of $809 million decreased 5.5% compared to last year. On a constant currency basis, total revenue decreased 4.9%. Approximately $20 million of revenue was attributable to earlier than anticipated timing of wholesale shipments.
•Gross profit was $512 million and gross margin was 63.3%, compared to $522 million and 61.0% in the prior year. The 230 basis point increase in gross margin was primarily driven by higher full-price sell-throughs, brand mix and lower tariff rates relative to the second quarter of fiscal 2026.
•Income from operations was $10 million and operating margin was 1.2%, compared to loss from operations of $12 million and operating margin of (1.4)% in the prior year. Adjusted income from operations was $31 million and adjusted operating margin was 3.8%, compared to $20 million and 2.3% in the prior year.
•Net income was $27 million, or $0.25 per diluted share, compared to net loss of $34 million, or $(0.28) per diluted share, in the prior year. Adjusted net income was $45 million, or $0.42 per diluted share, compared to adjusted net loss of $4 million, or $(0.03) per diluted share, in the prior year.
•Net inventory as of September 26, 2026 was $712 million, a 7% decrease compared to the prior year.
•Cash flow provided by operating activities for the second quarter was $51 million, while capital expenditures were $15 million, resulting in free cash flow of $36 million.
•Cash and cash equivalents totaled $125 million, and total borrowings outstanding were $461 million, resulting in net debt of $336 million as of September 26, 2026 versus $1.6 billion as of September 27, 2025.
Michael Kors Second Quarter Fiscal 2027 Results
•Michael Kors revenue of $663 million decreased 8.6% compared to last year. On a constant currency basis, Michael Kors revenue declined 8.0%. Approximately $15 million of revenue was attributable to earlier than anticipated timing of wholesale shipments.
•Michael Kors gross profit was $408 million and gross margin was 61.5%, compared to $430 million and 59.3% in the prior year. The 220 basis point increase in gross margin was primarily driven by higher full-price sell-throughs and lower tariff rates relative to the second quarter of fiscal 2026.
•Michael Kors operating income was $68 million and operating margin was 10.3%, compared to $73 million and 10.1% in the prior year. The 20 basis point increase in operating margin was primarily due to higher gross margin, partially offset by expense deleverage on lower revenue.

Jimmy Choo Second Quarter Fiscal 2027 Results
•Jimmy Choo revenue of $146 million increased 11.5% compared to last year. On a constant currency basis, Jimmy Choo revenue increased 12.2%. Approximately $5 million of revenue was attributable to earlier than anticipated timing of wholesale shipments.
•Jimmy Choo gross profit was $104 million and gross margin was 71.2%, compared to $92 million and 70.2% in the prior year. The 100 basis point increase in gross margin was primarily driven by higher full-price sell-throughs.
•Jimmy Choo operating income was $2 million and operating margin was 1.4%, compared to an operating loss of $9 million and operating margin of (6.9)% in the prior year. The 830 basis point increase in operating margin was primarily driven by expense leverage on higher revenue.
Share Repurchase Program
During the fiscal second quarter, the Company spent $150 million to repurchase approximately 10.3 million ordinary shares in open market transactions at an average cost of approximately $14.56 per share. As of September 26, 2026, the remaining availability under the Company's share repurchase program was $721 million.
Outlook
The following guidance is provided on an adjusted, non-GAAP basis. Guidance continues to assume an incremental 10% tariff rate on imports into the United States through July 24, 2026 and 10% to 12.5% thereafter. Financial results could differ materially from the current outlook due to a number of external factors which are not reflected in our guidance, including changes in global macroeconomic conditions, incremental tariff rates in excess of our assumptions, greater than anticipated inflationary pressures or weakening consumer confidence, and further considerable fluctuations in foreign currency exchange rates.

Fiscal Year 2027 Outlook
For Capri Holdings, the Company now expects the following:
•Total revenue of approximately $3.42 billion
•Operating income of approximately $175 million
•Net interest and other income of approximately $100 million
•Effective tax rate in the low-teens percent range
•Weighted average diluted shares outstanding of approximately 108 million
•Diluted earnings per share of approximately $2.20
For Michael Kors, the Company expects the following:
•Total revenue of approximately $2.77 billion
•Operating margin in the low-double-digit percent range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $650 million
•Operating margin in the low-single-digit percent range

Third Quarter Fiscal 2027 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $1.005 billion. This outlook includes the impact of $20 million of wholesale shipments that shifted out of the third quarter into the second quarter.
•Operating income of approximately $90 million
•Net interest and other income of approximately $25 million
•Effective tax rate in the mid-teens percent range
•Weighted average diluted shares outstanding of approximately 103 million
•Diluted earnings per share of approximately $0.95
For Michael Kors, the Company expects the following:
•Total revenue of approximately $830 million, reflecting the impact of $15 million of wholesale shipments that shifted out of the third quarter into the second quarter.
•Operating margin in the mid-teens percent range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $175 million, reflecting the impact of $5 million of wholesale shipments that shifted out of the third quarter into the second quarter.
•Operating margin in the low-to-mid-single-digit percent range

The Company is unable to provide a reconciliation of the non-GAAP financial outlook to the corresponding GAAP measures presented in this press release and on the Company’s conference call without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.
Conference Call Information
A conference call to discuss second quarter fiscal 2027 results is scheduled for today, October 30, 2026 at 10:00 a.m. ET. A live webcast of the conference call will be available on the Company's website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until November 6, 2026. To access the telephone replay, listeners should dial 1 (844) 512-2921 or 1 (412) 317-6671 for international callers. The access code for the replay is 13758774. A replay of the webcast will also be available within two hours of the conclusion of the call.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. The Company believes presenting metrics on a constant currency basis will help investors to understand the effect of significant year-over-year foreign currency exchange rate fluctuations and provide a framework to assess how the business is performing and expected to perform excluding these effects. We calculate constant currency measures and the related foreign currency impacts by translating the current year's reported amounts into comparable amounts using prior year's foreign exchange rates for each currency. All constant currency performance measures discussed in this press release should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. The Company also presents free cash flow, which is a non-GAAP measure and is calculated by taking net cash provided by operating activities less capital expenditures for the period. The Company believes that free cash flow is an important liquidity measure of cash that is available after giving effect to our capital and strategic plans, and that it is useful to investors because it measures the Company’s ability to generate cash. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain one-time, non-recurring costs associated with impairment charges, Capri transformation initiatives, certain store renovation plan expenses, transaction related costs and restructuring and other activities. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items, which are not comparable from period to period, helps investors compare operating and financial performance in a manner consistent with management's evaluation of ongoing business performance. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors and Jimmy Choo. Our commitment to creativity, fashion, style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Our designs inspire consumers to embrace the feeling of luxury in every moment. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward-Looking Statements
This press release contains statements which are, or may be deemed to be, "forward-looking statements." Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "anticipates", "might" or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include but are not limited to, macroeconomic pressures and general uncertainty regarding the overall future economic environment; the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; changes in fashion, consumer traffic and retail trends; fluctuations in demand for our products; loss of market share and increased competition; risks associated with operating in international markets and global sourcing activities, including currency fluctuations, disruptions or delays in manufacturing or shipments; departure of key employees or failure to attract and retain highly qualified personnel; levels of cash flow and future availability of credit; Capri's ability to successfully execute its growth strategies or cost reduction measures; the risk of cybersecurity threats and privacy or data security breaches; reductions in our wholesale channel; high consumer debt levels, recession and inflationary pressures and general economic, political, business or market conditions; the impact of epidemics, pandemics, disasters or catastrophes; extreme weather conditions and natural disasters; acts of war and other geopolitical conflicts; risks related to the pending federal securities law class action; as well as the risk factors identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Total revenue	$809	$856	$1,578	$1,653
Cost of goods sold	297	334	566	629
Gross profit	512	522	1,012	1,024
Total operating expenses	502	534	985	1,020
Income (loss) from continuing operations	10	(12)	27	4
Other income, net	(3)	—	(6)	(1)
Interest income, net	(31)	(17)	(62)	(35)
Foreign currency (gain) loss	—	3	(1)	(2)
Income from continuing operations before income taxes	44	2	96	42
Provision (benefit) for income taxes	17	36	(1)	20
Net income (loss) from continuing operations	27	(34)	97	22
Net income from discontinued operations, net of tax	—	6	—	3
Net income (loss)	27	(28)	97	25
Less: Net income attributable to noncontrolling interest from continuing operations	—	—	1	—
Net income (loss) attributable to Capri	$27	$(28)	$96	$25

Weighted average ordinary shares outstanding:
Basic	110,337,337	119,786,829	112,880,813	119,293,324
Diluted	110,361,808	119,786,829	113,200,518	119,653,017
Net income (loss) per ordinary share attributable to Capri:
Basic from continuing operations	$0.25	$(0.28)	$0.85	$0.19
Basic from discontinued operations	—	0.06	—	0.03
Basic per ordinary share	$0.25	$(0.22)	$0.85	$0.22

Diluted from continuing operations	$0.25	$(0.28)	$0.85	$0.19
Diluted from discontinued operations	—	0.06	—	0.03
Diluted per ordinary share	$0.25	$(0.22)	$0.85	$0.22

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 26, 2026	March 28, 2026	September 27, 2025
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$125	$135	$120
Receivables, net	223	211	217
Inventories, net	712	581	766
Prepaid expenses and other current assets	170	226	203
Current assets held for sale	—	—	399
Total current assets	1,230	1,153	1,705
Property and equipment, net	356	371	383
Operating lease right-of-use assets	843	854	885
Intangible assets, net	547	562	580
Goodwill	201	202	203
Deferred tax assets	—	—	1
Other assets	96	92	98
Noncurrent assets held for sale	—	—	1,762
Total assets	$3,273	$3,234	$5,617
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$396	$311	$370
Accrued payroll and payroll related expenses	84	122	85
Accrued income taxes	45	23	84
Short-term operating lease liabilities	230	233	254
Short-term debt	19	14	11
Accrued expenses and other current liabilities	267	251	230
Current liabilities held for sale	—	—	328
Total current liabilities	1,041	954	1,362
Long-term operating lease liabilities	814	830	859
Deferred tax liabilities	80	88	67
Long-term debt	442	343	1,753
Other long-term liabilities	826	935	1,042
Noncurrent liabilities held for sale	—	—	604
Total liabilities	3,203	3,150	5,687
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 230,314,415 shares issued and 103,349,507 outstanding at September 26, 2026; 229,042,390 shares issued and 115,175,268 outstanding at March 28, 2026; 228,929,803 shares issued and 119,072,572 outstanding at September 27, 2025	—	—	—
Treasury shares, at cost (126,964,908 shares at September 26, 2026, 113,867,122 shares at March 28, 2026 and 109,857,231 shares at September 27, 2025)	(5,747)	(5,543)	(5,464)
Additional paid-in capital	1,532	1,512	1,501
Accumulated other comprehensive loss	(250)	(323)	(433)
Retained earnings	4,530	4,434	4,322
Total shareholders’ equity of Capri	65	80	(74)
Noncontrolling interest	5	4	4
Total shareholders’ equity	70	84	(70)
Total liabilities and shareholders’ equity	$3,273	$3,234	$5,617

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED REVENUE DATA
($ in millions)
(Unaudited)

		Three Months Ended		Six Months Ended
		September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenue by Segment and Region:

Michael Kors	The Americas	$405	$457	$777	$870
	EMEA	185	194	327	344
	Asia	73	74	149	146
Michael Kors Revenue		663	725	1,253	1,360

Jimmy Choo	The Americas	42	34	100	80
	EMEA	76	67	158	145
	Asia	28	30	67	68
Jimmy Choo Revenue		146	131	325	293

Capri	The Americas	447	491	877	950
	EMEA	261	261	485	489
	Asia	101	104	216	214
Total Capri Revenue		$809	$856	$1,578	$1,653

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Total revenue:
Michael Kors	$663	$725	$1,253	$1,360
Jimmy Choo	146	131	325	293
Total revenue	$809	$856	$1,578	$1,653

Gross profit:
Michael Kors	$408	$430	$785	$818
Jimmy Choo	104	92	227	206
Total gross profit	$512	$522	$1,012	$1,024

Selling, general and administrative expenses:
Michael Kors	$322	$339	$626	$646
Jimmy Choo	95	94	199	197
Corporate	42	48	85	93
Total selling, general and administrative expenses	$459	$481	$910	$936

Depreciation and amortization:
Michael Kors	$18	$18	$36	$36
Jimmy Choo	7	7	13	14
Corporate	5	5	10	10
Total depreciation and amortization	$30	$30	$59	$60

Income (loss) from continuing operations:
Michael Kors	$68	$73	$123	$136
Jimmy Choo	2	(9)	15	(5)
	70	64	138	131
Less: Corporate expenses	(47)	(53)	(95)	(103)
Impairment of assets	(12)	(21)	(12)	(21)
Restructuring and other expense	(1)	(2)	(4)	(3)
Total income (loss) from continuing operations	$10	$(12)	$27	$4

Operating margin:
Michael Kors	10.3%	10.1%	9.8%	10.0%
Jimmy Choo	1.4%	(6.9)%	4.6%	(1.7)%
Capri	1.2%	(1.4)%	1.7%	0.2%

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	September 26, 2026	September 27, 2025
Michael Kors	655	691
Jimmy Choo	205	216
Total number of retail stores	860	907

SCHEDULE 6
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
($ in millions)
(Unaudited)

	Three Months Ended		% Change
	September 26, 2026	September 27, 2025	As Reported	Constant Currency
Total revenue:
Michael Kors	$663	$725	(8.6)%	(8.0)%
Jimmy Choo	146	131	11.5%	12.2%
Total revenue	$809	$856	(5.5)%	(4.9)%

	Six Months Ended		% Change
	September 26, 2026	September 27, 2025	As Reported	Constant Currency
Total revenue:
Michael Kors	$1,253	$1,360	(7.9)%	(7.8)%
Jimmy Choo	325	293	10.9%	10.6%
Total revenue	$1,578	$1,653	(4.5)%	(4.5)%

SCHEDULE 7
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Income (loss) from continuing operations, as reported	$10	$(12)	$27	$4
Adjustments:
Impairment charges	12	21	12	21
Transaction related costs (1)	4	—	9	—
Store renovation plan (2)	2	3	4	4
Restructuring and other expense (3)	1	2	4	3
Capri transformation (4)	2	6	3	8
Total adjustments	21	32	32	36
Income from continuing operations, as adjusted	$31	$20	$59	$40
Operating margin, as reported	1.2%	(1.4)%	1.7%	0.2%
Operating margin, as adjusted	3.8%	2.3%	3.7%	2.4%

Net income (loss) attributable to Capri from continuing operations, as reported	$27	$(34)	$96	$22
Adjustments to income from operations from above	21	32	32	36
Transaction related income (5)	(2)	—	(5)	—
Tax effect of income from operations adjustments	(1)	(2)	(2)	(2)
Net income (loss) attributable to Capri from continuing operations, as adjusted	$45	$(4)	$121	$56

Weighted average basic ordinary shares outstanding	110,337,337	119,786,829	112,880,813	119,293,324
Weighted average diluted ordinary shares outstanding	110,361,808	119,786,829	113,200,518	119,653,017

Diluted net income (loss) per ordinary share from continuing operations, as reported	$0.25	$(0.28)	$0.85	$0.19
Net income adjustments per ordinary share	0.17	0.25	0.24	0.28
Diluted net income (loss) per ordinary share from continuing operations, as adjusted (6)	$0.42	$(0.03)	$1.09	$0.47
______________________
(1)Primarily relates to costs associated with the transition services agreement in connection with the sale of Versace.
(2)Primarily relates to fixed asset costs expensed as incurred associated with the Company's Store Renovation Plan for certain stores considered strategic investments and are not capitalizable.
(3)For the three and six months ended September 26, 2026, this relates to severance costs. For the three and six months ended September 27, 2025, this relates to costs incurred in connection with the Company's Global Optimization Plan which primarily relate to severance, lease termination and store closure costs.
(4)The Capri transformation program represented a multi-year, multi-project initiative intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives covered multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure.
(5)Represents transition services agreement related income.
(6)Diluted per share amounts are calculated using unrounded numbers.